Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMBIT BIOSCIENCES CORPORATION

FIRST: The name of the Corporation is Ambit Biosciences Corporation.

SECOND: The registered office of the Corporation in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 200 shares of Common Stock, without par value, all of which shall be of the same class. Each holder thereof shall be entitled to one vote at all meetings of stockholders for each share of such stock standing in his name on the books of the Corporation on the record date fixed for such meeting.

FIFTH:

A.	The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B.	To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through By-Law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article Fifth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.	Any repeal or modification of this Article Fifth shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article Fifth in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

SIXTH: The Board of Directors of the Corporation without the assent or vote of the stockholders shall have the power to adopt, alter, amend or repeal the By-Laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision set forth in this Certificate of Incorporation in the manner now or hereafter prescribed by law.